FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
August 9, 2011	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS INCREASED NET SALES AND NET INCOME
FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2011

NEW YORK, NEW YORK August 9, 2011 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported increased net sales and net income for the Company's second quarter and six months ended June 30, 2011.

Net sales increased 9.3% to $32,162,000 for the quarter ended June 30, 2011 and increased 5.8% to $58,246,000 for the six-month period, in both cases as compared to the same periods last year.  Income before income taxes for the quarter increased to $2,380,000 from $69,000 during the same quarter in 2010, and was $2,414,000 for the six-months ended June 30, 2010 compared to a loss before income taxes of $1,570,000 during the comparable period last year.  Net income for the quarter was $1,449,000 or $.26 per diluted share compared to a net loss last year of $61,000 or $.01 per diluted share. For the six-month period, net income was $1,481,000 or $.26 per diluted share compared to a net loss of $518,000 or $.09 per diluted share for the corresponding period in 2010.

Income before income taxes and the net loss for the six-month period ended June 30, 2010 includes the effects of a pretax charge of $1,492,000 recorded during last year’s first quarter in connection with the termination of our relationship with Style 365, LLC (“Style 365”), a marketer of women’s fashion belts and accessories.  In addition, the year to date net loss for 2010 reflects an income tax benefit of $538,000 associated with the results of a state income tax audit which was also recorded during that year’s first quarter.

Commenting on the results for the quarter and six-months ended June 30, 2011, Mr. Tulin said "We are very pleased with the results for the first half of 2011. Despite the uncertainty on the direction of the US economy, our merchandise continues to perform well underscoring the strength of our retail and licensing partnerships. Our ability to maintain margins remained challenging as cost pressures intensified, but our strategy of providing great value for the consumer and closely monitoring our expenses drove the increase in sales and profitability during the first half of 2011.”

Results for the Second Quarter ended June 30, 2011

Net income for the quarter ended June 30, 2011 was $1,449,000 or $.26 per diluted share compared to a net loss last year of $61,000 or $.01 per diluted share.

Net sales for the quarter ended June 30, 2011 increased 9.3% to $32,162,000 compared to $29,420,000 last year. The increase during the quarter was primarily due to higher shipments of our men’s jewelry and personal leather goods merchandise, offset in part by a decrease in shipments of men’s belts.  The increase in jewelry net sales during the quarter was principally associated with higher shipments of certain licensed merchandise to our department and chain store accounts.  Net sales of our personal leather goods collections increased due to higher shipments of licensed and private label goods to department stores as well as increases in our Tumi business. Export net sales of our personal leather goods declined mainly because of a shift in the timing of certain orders received from an affiliate of one of our licensors.  Increased belt shipments of our various licensed and private label merchandise to other customers during the quarter largely offset the loss of last year’s club store sales during the quarter.

Included in net sales for the quarters ended June 30, 2011 and 2010, are our annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the reserve for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $2,223,000 for the three-months ended June 30, 2011,

SWANK, INC., AUGUST 9, 2011, PAGE 5

compared to an increase of $782,000 for the comparable period in 2010. The favorable adjustments result from actual returns experience during both the spring 2011 and spring 2010 seasons being better than anticipated compared to the reserves established at December 31, 2010 and December 31, 2009.  These reserves are in consideration of shipments made during the preceding holiday selling seasons. The reserve established at December 31, 2010 was substantially larger than in previous years due to  significant shipments during our fall 2010 season to certain wholesale club accounts and an unusually large holiday gift program to a major customer, each of which are customarily subject to season-end stock adjustments. Returns experience overall during the spring 2011 season was much better than expected, contributing to a larger returns adjustment relative to the prior year.

Gross profit for the quarter ended June 30, 2011 increased $2,339,000 or 27.1% and, expressed as a percentage of net sales, rose to 34.1% compared to 29.4% last year.

The improvement in gross profit as a percentage of net sales was mainly due to a reduction in product costs resulting from a better sales mix, a decrease in inventory control costs (including inventory shortages and markdowns) and a more favorable returns adjustment relative to last year.

Included in gross profit for the quarters ended June 30, 2011 and 2010, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. The adjustment to net sales recorded in the second quarter described above resulted in a favorable adjustment to gross profit of $1,203,000 and $547,000 for the quarters ended June 30, 2011 and June 30, 2010, respectively.

      Selling and administrative expenses for the quarter ended June 30, 2011 increased $74,000 over last year or less than 1%.  As a percentage of net sales, selling and administrative expenses were 26.5% and 28.8% for the quarters ended June 30, 2011 and 2010 respectively.

         Selling expenses for the quarter increased $140,000 or 2.2% compared to last year but, as a percentage of net sales, decreased to 20.3% from 21.7%.  The increase in dollars was principally due to higher warehouse and distribution costs as well as increases in certain district sales expenses, including freight on sales, compensation and trade show costs, offset in part by a reduction in advertising expenses.

Administrative expenses decreased $66,000 or 3.2% during the quarter and expressed as a percentage of net sales declined to 6.3% from 7.1% last year.  The decrease was primarily due to a reduction in professional fees.

Net interest expense for the quarter decreased by $46,000 or 43.0%. The decrease was due to a 60.9% decline in average revolver borrowings during the period. The decrease in borrowings was due mainly due to higher net income as well as an increase in cash collections during this year’s first quarter resulting from higher net sales during the fourth quarter of 2010, relative to the corresponding periods last year.

Results for the Six Months Ended June 30, 2011

For the six months ended June 30, 2011, net income was $1,481,000 or $.26 per diluted share compared to a net loss of $518,000 or $.09 per diluted share for the corresponding period in 2010.

Net sales for the six-month period increased 5.8% to $58,246,000 compared to $55,075,000 for the corresponding period in 2010. The increase was mostly due to higher personal leather goods shipments, offset partially by a decrease in belts.  A more favorable returns adjustment (see discussion above) also had a favorable effect on net sales for the six-month period relative to the prior year.

SWANK, INC., AUGUST 9, 2011, PAGE 6

Personal leather goods net sales rose during the six-month period due to increases in certain licensed collections shipped to department store customers as well as higher shipments to a number of other retailers including off-price and chain store accounts.  Belt net sales declined due to decreases in our club store, off-price and luxury businesses.  We made substantial shipments to a major wholesale club account during last year’s second quarter, which were offset in part this year by shipments to our department and chain store customers.

As described above, included in net sales for six months ended June 30, 2011 and 2010, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. For the reasons noted above, this adjustment increased net sales by $2,223,000 six-month periods ended June 30, 2011, compared to an increase of $782,000 for the comparable period in 2010.

Gross profit for the six-month period increased $3,795,000 or 24.6% compared to the corresponding prior year period.  Gross profit expressed as a percentage of net sales was 33.0% compared to 28.0% last year.

The improvement in gross profit as a percentage of net sales was mainly due to a reduction in product costs resulting from a better sales mix, a decrease in inventory control costs, and a more favorable returns adjustment relative to last year. In addition, gross profit for the six-month period last year was adversely affected by an expense included in cost of sales of $1,492,000 recorded during the first quarter of 2010 which was associated with the termination of our relationship with Style 365.  The second quarter returns adjustment resulted in a favorable adjustment to gross profit of $1,203,000 and $547,000 for the six-month periods ended June 30, 2011 and June 30, 2010, respectively.

      Selling and administrative expenses for the six-months ended June 30, 2011 declined $123,000, or less than 1%, compared to the same period last year. Selling and administrative expenses expressed as a percentage of net sales were 28.6% and 30.5% for the six months ended June 30, 2011 and 2010, respectively.

         Selling expenses for the six-month period ended June 30, 2011 increased $14,000 or less than 1% and as a percentage of net sales decreased to 21.9% compared to 23.2% for the same period last year. The small increase was due to higher warehouse and distribution costs as well as increases in certain district sales expenses, including compensation and other variable sales costs, offset in part by a reduction in advertising and Style 365-related expenses.  As previously discussed, we terminated our relationship with Style 365 during the quarter ended March 31, 2010.

Administrative expenses decreased $137,000 or 3.4% for the year to date period compared to last year.  Administrative expenses expressed as a percentage of net sales were 6.7% and 7.4% for the six months ended June 30, 2011 and 2010, respectively.  As was the case during the quarter, the decrease in administrative expenses was primarily due to a reduction in professional fees.

Net interest expense for the six-month period ended June 30, 2011 decreased $66,000 or 39.1%, compared to the same period in 2010.  The decrease was due to a 60.4% decline in revolver borrowings during the period.

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including

SWANK, INC., AUGUST 9, 2011, PAGE 7

general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

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Swank designs and markets men's jewelry, belts and personal leather goods.  The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Claiborne", "Guess?", “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, “"Pierre Cardin", “US Polo Association”, and "Swank".  Swank also distributes men's jewelry and leather items to retailers under private labels.

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SWANK, INC., AUGUST 9, 2011, PAGE 8

SWANK, INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE QUARTERS ENDED JUNE 30, 2011 AND 2010
(Dollars in thousands except share and per share data)
---------------------------------

	2011	2010

Net sales	$ 32,162	$ 29,420

Cost of goods sold	21,187	20,784

Gross profit	10,975	8,636

Selling and administrative expenses	8,534	8,460

Income from operations	2,441	176

Interest expense	61	107

Income before income taxes	2,380	69

Income tax provision	931	130

Net income (loss)	$ 1,449	$ (61)

Share and per share information:
Basic and diluted net income (loss) per weighted average common share outstanding	$ .26	$ (.01)
Basic and diluted weighted average common shares outstanding	5,614,709	5,675,363

SWANK, INC., AUGUST 9, 2011, PAGE 9

SWANK, INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(Dollars in thousands except share and per share data)
---------------------------------

	2011	2010

Net sales	$ 58,246	$ 55,075

Cost of goods sold	39,042	38,174

Costs associated with termination of Style 365 agreement	-	1,492

Total cost of sales	39,042	39,666

Gross profit	19,204	15,409

Selling and administrative expenses	16,687	16,810

Income (loss) from operations	2,517	(1,401)

Interest expense	103	169

Income (loss) before income taxes	2,414	(1,570)

Income tax provision (benefit)	933	(1,052)

Net income (loss)	$ 1,481	$ (518)

Share and per share information:
Basic and diluted net income (loss) per weighted average common share outstanding	$ .26	$ (.09)
Basic and diluted weighted average common shares outstanding	5,619,110	5,672,549

SWANK, INC., AUGUST 9, 2011, PAGE 10

SWANK, INC.
CONDENSED BALANCE SHEETS
(Dollars in thousands except share data)

	June 30, 2011		December 31, 2010
ASSETS
Current:
Cash and cash equivalents		$ 307		$ 3,235
Accounts receivable, less allowances
of $5,531 and $7,798 respectively		15,893		20,214
Inventories, net:
Work in process	1,032		773
Finished goods	27,189		21,848
		28,221		22,621
Deferred taxes, current		2,713		2,713
Prepaid and other current assets		1,316		1,150

Total current assets		48,513		49,933

Property, plant and equipment, net of
accumulated depreciation		1,037		1,132
Deferred taxes, noncurrent		2,118		2,118
Other assets		2,799		2,905

Total assets		$ 54,467		$ 56,088

LIABILITIES
Current:
Note payable to bank		$ 171		$ 5,287
Current portion of long-term obligations		703		711
Accounts payable		7,616		4,151
Accrued employee compensation		914		1,748
Accrued royalties		1,033		1,583
Income taxes payable		763		761
Other current liabilities		1,230		1,572

Total current liabilities		12,430		15,813

Long-term obligations		6,782		6,584

Total liabilities		19,212		22,397

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
ARTICLE I Authorized - 1,000,000 shares		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued -- 6,429,095 shares		642		642
Capital in excess of par value		2,732		2,605
Retained earnings		34,911		33,430
ARTICLE II Accumulated other comprehensive (loss), net of tax		(696)		(696)
Treasury stock, at cost, 814,479 shares and 800,350 shares, respectively		(2,334)		(2,290)

Total stockholders' equity		35,255		33,691

Total liabilities and stockholders' equity		$ 54,467		$ 56,088